Exhibit 10.6

American Tower Corporation Notice of Grant of Performance-Based Restricted Stock Units and PSU Agreement (Executive / Performance)	American Tower Corporation ID: 65-0723837 222 Berkeley Street Boston, MA 02116
Administrator 222 Berkeley Street Boston MA United States 02116	Participant Name: PSU Number: Plan: ID:

American Tower Corporation, a Delaware corporation (the “Company”), pursuant to its 2026 Equity Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant named above (“you”) an award of performance-based restricted stock units (the “PSUs”) representing the right to receive a number of shares of Common Stock, par value $0.01 per share of the Company equal to, higher than or lower than (including zero) the number of PSUs subject to your Target Award (as set forth below) on the terms of this Notice of Grant of Performance-Based Restricted Stock Units (the “Grant Notice”) and the PSU Agreement (the “Agreement”), subject to your acceptance of, and compliance with, the terms and conditions of the Agreement and the Plan. Capitalized terms used and not otherwise defined in this Grant Notice have the meanings given to them in the Plan.

Date of Grant:	________________________	, 20____
Performance Period:	January 1, 20 __	to December 31, 20__
Target Award:
Scheduled Vesting Date:
A number of PSUs (which number could be zero) will vest and any underlying shares will become issuable on the third anniversary of the Date of Grant (the “Scheduled Vesting Date”), subject to the terms of the Agreement, including but not limited to Section 6 (Termination of Employment; Change in Control) and Appendix A, and the terms of the Plan.

American Tower Corporation	Date
By your signature below, you acknowledge receipt of the Agreement and the Plan, and, as an express condition to the grant of PSUs hereunder, agree to be bound by the terms of the Agreement and the Plan.

Participant	Date

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Alternative (for electronic award administration):

Participant’s Online Acceptance is required through E*TRADE

I understand that I must accept this grant online through my E*TRADE account. By doing so I acknowledge receipt of the Agreement and the Plan, and, as an express condition to the grant of PSUs hereunder, agree to be bound by the terms of the Agreement and the Plan, and I intend that by clicking the “Accept” button for this grant package to have the same force in all respects as my handwritten signature.

Date:

Terms of Performance-Based Restricted Stock Units

Pursuant to the Notice of Grant of Performance-Based Restricted Stock Units delivered to you (the “Grant Notice”), and subject to the terms of this PSU Agreement (the “Agreement”) and the American Tower Corporation 2026 Equity Incentive Plan, as it may be amended and restated from time to time (the “Plan”), you and the Company agree as follows. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan or the Grant Notice, as applicable.

1. Plan Incorporated by Reference. The provisions of the Plan are incorporated into and made a part of this Agreement by this reference. The Committee administers the Plan, and its determinations regarding the interpretation and operation of the Plan and this Agreement are final and binding. The Board may in its sole discretion at any time terminate or from time to time modify and amend the Plan as provided therein. You may obtain a copy of the Plan without charge upon request to the Company’s Human Resources Department. In the event of a conflict or inconsistency between the terms and/or provisions of the Plan and the terms and/or provisions of this Agreement (including the Grant Notice), this Agreement shall govern and control.

2. Grant of Award. The Company has granted to you a Target Award of PSUs, subject to the terms of this Agreement, including but not limited to Appendix A, and the terms of the Plan. Each PSU represents an unfunded, unsecured right to receive one share of Common Stock upon vesting and settlement in accordance with the terms of this Agreement.

3. Vesting of PSUs.

(i) Subject to Section 6 of this Agreement and the other terms hereof, and provided you are employed by the Company Group on the Scheduled Vesting Date, the number of PSUs which will vest on the Scheduled Vesting Date will be determined based on the Company’s achievement of Threshold, Target or Maximum levels (“Performance Goals”) of Adjusted Funds From Operations per share (“AFFO per Share”), Return on Invested Capital (“ROIC”) and Relative Total Shareholder Return (“Relative TSR”), each as selected and defined by the Committee on the Date of Grant (collectively, the “Metrics”), in respect of the Performance Period and the weighting given to each Metric as set forth in Appendix A hereto. The Committee will determine the level of the Company’s achievement against the Performance Goals at a reasonably practicable time following the end of the Performance Period, but in no case later than the Scheduled Vesting Date. For each Metric, should the Company fail to achieve at least Threshold, zero percent (0%) of the applicable portion of the Target Award shall vest. For each Metric, should the Company achieve: (x) Threshold, fifty percent (50%) of the applicable portion of the Target Award shall vest, (y) Target, one hundred percent (100%) of the applicable portion of the Target Award shall vest, and (z) Maximum (or greater), two hundred percent (200%) of the applicable portion of the Target Award shall vest, provided that all other vesting conditions have been met. For each Metric, should the Company achieve a performance level that falls between the Performance Goals, the applicable portion of the Target Award that shall vest will be determined using straight-line interpolation. In respect of the portion of the Target Award relating to the Relative TSR Metric, vesting will be capped at the Target Award if the Company’s Total Shareholder Return (as defined by the Committee on the Date of Grant ) is negative during the Performance Period. Any PSUs that are determined not to vest on the Scheduled Vesting Date will be forfeited and canceled for no value.

(ii) Notwithstanding the foregoing Section 3(i), in the event of a Change in Control during the Performance Period, the number of PSUs that will be eligible to vest on the Scheduled Vesting Date pursuant to the terms of this Agreement will be equal to the Target Award.

4. Settlement of Vested PSUs. Subject to Sections 6 and 7 of this Agreement, the Company will deliver to you or your legal representative, without charge, as soon as reasonably practicable (and, in any event, within sixty (60) days after the Scheduled Vesting Date), one share of Common Stock for each PSU which becomes vested hereunder and such PSU shall be canceled upon such delivery.

5. Dividend Equivalents. At the time the Company delivers shares of Common Stock in respect of your vested PSUs under Section 4 or Section 6 of this Agreement, as applicable, the Company will also pay you a lump sum cash amount equal to the cash dividends you would have received had you held such number of shares of Common

Stock from the Date of Grant through the date of your receipt of such shares of Common Stock in settlement of your vested PSUs. No interest will accrue on such dividend equivalents. No dividend equivalent amounts will be paid in respect of unvested or forfeited PSUs.

6. Termination of Employment. By accepting the terms of this Agreement, you agree, notwithstanding anything to the contrary in any plan or agreement, including the American Tower Corporation Severance Plan Program for Executive Vice Presidents and Chief Executive Officers, dated as of January 1, 2024 (as may be amended from time to time), under the American Tower Corporation Severance Plan, dated as of March 2, 2009, as amended and restated as of January 1, 2024, and as may be further amended from time to time (the “Severance Plan”), that the PSUs awarded under this Agreement will be treated as described in this Section 6.

6.1. Subject to Sections 6.2 and 6.3 below, upon Termination of your employment with the Company Group for any reason prior to the Scheduled Vesting Date, you will forfeit all of your PSUs awarded under this Agreement, together with any accrued dividend equivalents, as of the date of Termination and all such PSUs and accrued dividend equivalents will be canceled for no value.

6.2. (a) Subject to Sections 7 and 8 of this Agreement, in the event of Termination of your employment with the Company Group due to (x) Disability (as defined below) or (y) death (each, a “Separation Event”), if the date of Termination is:

(i) on or within six (6) months from the Date of Grant, the number of PSUs that will vest on the Scheduled Vesting Date shall be prorated and determined by multiplying (xx) the full number of PSUs that would have vested on the Scheduled Vesting Date, as determined pursuant to Section 3(i) or 3(ii) of this Agreement, as applicable, of this Agreement, by (yy) a fraction, the numerator of which is the number of complete months during the Performance Period prior to the Separation Event and the denominator of which is thirty-six (36);

(ii) after the date that is six (6) months from the Date of Grant, the full number of PSUs that would otherwise have vested on the Scheduled Vesting Date, as determined pursuant to Section 3(i) or 3(ii) of this Agreement, as applicable, of this Agreement, will vest on the Scheduled Vesting Date.

(b) Subject to Sections 7 and 8 of this Agreement, in the event of Termination of your employment with the Company Group due to a Qualified Retirement (as defined below) and you deliver the written notice of your intent to retire to the chief executive officer of the Company (“CEO”) (or in the case of the CEO, notice to the Board) on a date that is:

(i) on or within six (6) months from the Date of Grant, you will forfeit all of your PSUs awarded under this Agreement, together with any accrued dividend equivalents, as of the date of Termination and all such PSUs and accrued dividend equivalents will be canceled for no value;

(ii) after the date that is six (6) months from the Date of Grant and you enter into a transition plan with the Company upon terms agreed between you and the CEO and approved by the Committee (or in the case of the CEO, between you and the Committee and approved by the Board) (“Transition Plan”) and the CEO and the Committee (or in the case of the CEO, the Board) determine that you have successfully completed such Transition Plan, the full number of PSUs that otherwise would have vested on the Scheduled Vesting Date, as determined pursuant to Section 3(i) or 3(ii) of this Agreement, as applicable, of this Agreement, will vest on the Scheduled Vesting Date;

(iii) after the date that is six (6) months from the Date of Grant and (x) you enter into a Transition Plan and the CEO and the Committee (or in the case of the CEO, the Board) determine that you have not successfully completed such Transition Plan or (y) you do not enter into a Transition Plan, the number of PSUs that will vest on the Scheduled Vesting Date shall be prorated and determined by multiplying (xx) the full number of PSUs that would otherwise have vested on the Scheduled Vesting Date, as determined pursuant to Section 3(i) or 3(ii) of this Agreement, as applicable, of this Agreement, by (yy) a fraction, the numerator of which is the number of complete months during the Performance Period prior to the date of Termination and the denominator of which is thirty-six (36).

(c) The Company will deliver to you or your legal representative the number of shares of Common Stock underlying the PSUs vesting under this Section 6.2 within sixty (60) days following the Scheduled Vesting Date.

6.3. Change in Control. Subject to Sections 7 and 8 of this Agreement, in the event of Qualifying Termination (as defined below) occurring within fourteen (14) days prior to a Change in Control or two (2) years following a Change in Control, a number of PSUs determined by multiplying (a) the Target Award by (b) a fraction, the numerator of which is the number of complete months during the Performance Period prior to the Qualifying Termination and the denominator of which is thirty-six (36), will vest on the date of the Qualifying Termination; provided, however, the treatment described in this Section 6.3 is subject to, and conditioned upon, your compliance and satisfaction of the terms and conditions of the Severance Plan (including, without limitation, Section 3.1 Eligibility for Severance Benefits of the Severance Plan), regardless of whether you are a participant in the Severance Plan at such time. The Company will deliver to you or your legal representative the number of shares of Common Stock underlying such vested PSUs within sixty (60) days following the Scheduled Vesting Date.

6.4. For purposes of this Agreement:

(i) “Qualified Retirement” shall mean that (a) you have a combined age and years of service with the Company Group of at least 65 years, provided further that you must (I) be at least 55 years old and (II) have a minimum of five years of service with the Company Group, (b) you experience a “separation from service” within the meaning set forth in Section 409A, and (c) you execute and do not revoke a release (which may contain non-compete, non-solicitation and non-disparagement provisions, as determined by the Committee) ; and

(ii) a “Qualifying Termination” shall have the meaning set forth in the Severance Plan, regardless of whether you are a participant in the Severance Plan; provided, however, that for purposes of this Agreement, “Qualifying Termination” shall only include a Termination by you for Good Reason (as defined in the Severance Plan) if the Good Reason condition occurs within fourteen (14) days prior to, or two years following, a Change in Control.

7. Withholding Taxes. The provisions of Section 12(d) of the Plan are incorporated herein by reference and made a part hereof.

8. Certain Clawback and Forfeiture Provisions. Notwithstanding any other provision of this Agreement, you shall be obligated to promptly (a) transfer to the Company any shares of Common Stock previously issued upon the vesting of PSUs and dividend equivalents and (b) pay to the Company all gains realized by any person from the disposition of any such shares, in each of (a) and (b), (I) to the extent required by applicable law or permitted by any clawback or similar policy of the Company Group, including, for the avoidance of doubt, the American Tower Corporation Compensation Recovery Policy, as amended from time to time (the “Clawback Policy”), which Clawback Policy shall apply and be deemed incorporated herein to the extent applicable, if: (II) you experience a Termination for cause (as defined below) from the Company Group or if (III) following Termination of employment for any reason, either (A) the Company determines that you engaged in conduct while an employee that would have justified Termination for cause or (B) you violate any applicable confidentiality or non-competition agreement with the Company Group. Additionally, you shall be obligated to forfeit outstanding and unvested PSUs granted pursuant to this Agreement as permitted by any clawback or similar policy of the Company Group (including the Clawback Policy). For purposes of this Section 8, Termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to your job responsibilities, fraud, dishonesty, self-dealing, breach of your obligations regarding the Company’s intellectual property, or willful misconduct that the Committee determines to be injurious to the Company, in each case, as determined by the Committee. No recovery of compensation under any clawback policy (including the Clawback Policy) will be an event giving rise to a right to a voluntary Termination of employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company. In addition to the obligations contained herein and any obligations under applicable law or any clawback or similar policy of the Company Group, including, for the avoidance of doubt, the Clawback Policy, if you receive any amount in excess of what you should have received under the terms of this Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), then you shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all PSUs shall be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with applicable law.

9. Compliance with Law; Lock-Up Agreement. The Company shall not be obligated to issue any shares of Common Stock upon the vesting of your PSUs unless the Company is satisfied that all requirements of law or any applicable stock exchange in connection therewith (including, without limitation, the effective registration or exemption of the issuance of such shares under the Securities Act of 1933, as amended, and applicable state securities laws) have been or will be complied with, and the Committee may impose any restrictions on your rights as it shall deem necessary or advisable to comply with any such requirements; provided that the Company will issue such shares on the earliest date at which it reasonably anticipates that such issuance will not cause such violation. You further agree hereby that, as a condition to the issuance of shares upon the vesting of your PSUs, you will enter into and perform any underwriter’s lock-up agreement requested by the Company from time to time in connection with public offerings of the Company’s securities.

10. Rights as PSU Holder or Stockholder. PSUs are unfunded, unsecured obligations of the Company. You shall not have any rights under the PSUs until all conditions that are required to be met in order to issue the underlying shares of Common Stock have been satisfied. You shall have no rights as a stockholder with respect to any shares of Common Stock covered by the PSUs until the issuance of such actual shares of Common Stock.

11. Effect on Your Employment. Neither the adoption, maintenance or operation of the Plan nor the award of the PSUs and the dividend equivalents with respect to your PSUs confers upon you any right to continue your employment with the Company Group, nor shall they interfere with the rights of the Company Group to subject you to a Termination or otherwise change the terms of such employment or service at any time, including, without limitation, the right to promote, demote or reassign you from one position to another in the Company Group. Unless the Committee otherwise provides in any case, you shall be deemed to have experienced a Termination with an Affiliate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

12. Data Privacy. You hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Notice and Agreement by and among, as applicable, the Company Group for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company Group, details of all PSUs or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources representative.

13. Nontransferability. You may not assign or transfer the PSUs or any rights with respect thereto, including, without limitation, the dividend equivalents with respect to the PSUs, except by will or by the laws of descent and distribution or to the extent expressly permitted in writing by the Committee in accordance with Section 12(b) of the Plan.

14. Corporate Events. The terms of the PSUs and the dividend equivalents with respect to the PSUs may be changed as provided in Section 10(b) of the Plan.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the United States of America and the law (other than the law governing conflict of law questions) of the State of Delaware except to the extent the laws of any other jurisdiction are mandatorily applicable.

16. Amendment and Termination of the PSUs; Waiver. The PSUs and the dividend equivalents with respect to the PSUs awarded hereunder may be amended or terminated by the Company with or without your consent, as permitted by Section 11 of the Plan. Except as otherwise set forth in Section 11 of the Plan, any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

17. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PSUs, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

19. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20. Entire Agreement. This Agreement, the Grant Notice, and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

Appendix A

Performance Goals

AFFO per Share(1) (40% Weighting)	Cumulative Growth
Threshold (50% payout)	$
Target (100% payout)	$
Maximum (200% payout)	$

ROIC(2) (30% Weighting)	3 Year Average
Threshold (50% payout)
Target (100% payout)
Maximum (200% payout)

Relative TSR (30% Weighting)	Performance vs. Peer Group
Threshold (50% payout)
Target (100% payout)
Maximum (200% payout)

(1)	Subject to adjustments, as defined and approved by the Committee at the time of grant.
(2)	Subject to adjustments, as defined and approved by the Committee at the time of grant.

Payout for performance between Threshold, Target and Maximum is interpolated on a straight-line basis.